[MORRISON & FOERSTER LLP LETTERHEAD]


                                 ________, 2004

VIA AIRMAIL

Syneron Medical Ltd.
Industrial Zone
Yokneam Illit, 20692
P.O.B. 550, Israel

Ladies and Gentlemen:

         We have acted as United States counsel to Syneron Medical Ltd.(the "Issuer"), an Israeli corporation, in connection with the preparation of the registration statement on Form F-1 (the "Registration Statement") and the related prospectus (the "Prospectus") with respect to the initial public offering by the Issuer of its ordinary shares (the "Shares"). The Issuer is filing the Registration Statement with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). This opinion is furnished in connection with the Registration Statement.

         In that connection, we have reviewed the Registration Statement and the Prospectus, and made such legal and factual examinations and inquiries, as we have deemed necessary or appropriate for purposes of our opinion. In rendering this opinion, we have, with the consent of the Issuer, relied upon the accuracy of the facts, representations and other matters set forth in the Registration Statement and Prospectus. Terms defined in any of the foregoing documents shall be defined for purposes of this opinion as defined therein.

         Based on and subject to the foregoing, although the information set forth under the heading "United States Federal Income Tax Considerations" in the Prospectus does not purport to discuss all possible United States federal income tax consequences of an investment in the Shares, in our opinion, subject to the limitations and qualifications described in the Prospectus, and except for the specific discussion regarding the Issuer's belief that it will not be a passive foreign investment company for its current taxable year, the information set forth under the heading "United States Federal Income Tax Considerations", to the extent such information constitutes matters of law or legal conclusions, is accurate in all material respects as of the date of the Prospectus.

         The opinion expressed above is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing Treasury Regulations, published interpretations of the Code and such Regulations by the Internal Revenue Service, and existing court decisions, any of which could be changed at any time. Any



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                            MORRISON & FOERSTER LLP

Syneron Medical Ltd.
________, 2004
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such changes may or may not be retroactively applied. We do not undertake to advise you as to any future changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service. Any variation or difference in any fact from those set forth or assumed either herein or in the Registration Statement or Prospectus may affect the conclusions stated herein.

         We hereby consent to the use of our name under the heading "United States Federal Income Tax Considerations" in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                                      Very truly yours,